Exhibit 10.19.6
PERFORMANCE UNIT AGREEMENT
[Global Affiliate] (the “Global Affiliate”) confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Performance Units (your “Performance Units”), and approves and ratifies such grant. Your Performance Units are subject to the terms and conditions of the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “Plan”) and this Performance Unit Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). Please note that the Supplement includes terms for forfeiture of your Performance Units under some circumstances. Any payment due under this Agreement may be made by any one or more Affiliates (the “Paying Affiliate”).
Standard Terms.
(a) These terms are the “Standard Terms” and will apply to your Performance Units except in so far as Sections S-2 (“Change of Status”), S-3 (“Change of Control”), or S-16 (“Restrictive Covenants”) apply.
(b) The three-year Performance Period for your Performance Units will begin on January 1, [year] and end on the December 31 immediately preceding the third anniversary of the beginning of the Performance Period. After the conclusion of the Performance Period, the Committee will determine the number of Performance Units payable in accordance with these Standard Terms (your “Final Performance Units”), and your Final Performance Units will be due and payable in cash equal to the Closing Price on the date the Committee determines your Final Performance Units. Your Final Performance Units will be due and payable at the time specified in Section S-8 (“Timing of Payment”).
(c) The Committee will determine your Final Performance Units by multiplying your Performance Units by the “Final Performance Factor.” The Final Performance Factor means the average of two “Component Performance Factors” (each from zero to 175%), determined by (1) and (2) below, subject (if applicable) to the cap determined by (3) below. Each Component Performance Factor, and the Final Performance Factor, will be rounded to the nearest tenth of one percent (0.1%).
(1) The first Component Performance Factor will be determined by Performance Factor Appendix 1 to this Agreement based on the Company’s Adjusted Return on Equity Performance Result. “Adjusted Return on Equity Performance Result” is a percentage, rounded to the nearest whole percent, expressing the Company’s average annual performance during the Performance Period with respect to Adjusted Return on Equity compared to the Company’s Adjusted Return on Equity goal approved by the Committee for this purpose on or before the Grant Date (the “Adjusted Return on Equity Goal”).

(2) The second Component Performance Factor will be determined by Performance Factor Appendix 2 to this Agreement based on the Company’s Total Shareholder Return Performance Result. “Total Shareholder Return Performance Result” is a percentile rank, rounded to the nearest whole percent, expressing the Company’s performance with respect to Total Shareholder Return during the Performance Period compared to the Company’s peer companies identified in that appendix. “Total Shareholder Return” means the change (plus or minus) from the Initial Closing Price to the Final Closing Price, plus dividends (if any) when actually paid on Shares or peer company common stock, as applicable, on a reinvested basis during the applicable period. “Initial Closing Price” means the average Closing Price for the twenty (20) trading days prior to the first day of the applicable period. “Final Closing Price” means the average Closing Price for the twenty (20) trading days prior to and including the final day of the applicable period. “Closing Price” for Shares is defined in Section S-9, “Closing Price,” and for peer company common stock has the same meaning with reference to the recognized quotation system, including the primary currency used on or for such system, for the primary exchange on which the trading price of each peer company’s common stock is quoted at the relevant time. For purposes of this Section (c)(2), a “trading day” for Shares and for each peer company will be determined on a separate basis based on the trading on the primary exchange on which Shares or the peer company’s common stock is quoted.

(3) If the Company’s Total Shareholder Return for the Performance Period is zero or less, the Final Performance Factor shall be the lesser of (a) the average of the percentages determined under Sections (c)(1) and (2) of these Standard Terms; or (b) 100%.
IN WITNESS WHEREOF, the Global Affiliate has caused this agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.

PERFORMANCE FACTOR APPENDIX 1
TO PERFORMANCE UNIT AGREEMENT
Determination of Adjusted Return on Equity
(a) Adjusted Return on Equity means the adjusted return on the Company’s common stockholders’ equity, excluding accumulated other comprehensive income other than foreign currency translation adjustments, as defined:
(1) in the final news release announcing Company financial results for the final quarter prior to the Performance Period that the Company files with or furnishes to the U.S. Securities and Exchange Commission within the first quarter of the Performance Period; or
(2) if no such definition is in such news release, as defined in the final Quarterly Financial Supplement for the final quarter prior to the Performance Period that the Company files with or furnishes to the U.S. Securities and Exchange Commission within the first quarter of the Performance Period; or.
(3) if no such definition is in such news release or supplement, as defined by the Committee at the time the Committee approves the Adjusted Return on Equity Goal.
Notwithstanding the foregoing, Adjusted Return on Equity shall be defined in the same manner as it is defined in the 2022 re-casted pre-Quarterly Financial Supplement for the Performance Period 2023-2025 that the Company files or furnishes to the U.S. Securities and Exchange Commission within the second quarter of 2023.
(b) The Committee will revise either the calculation of Adjusted Return on Equity or the Adjusted Return on Equity Goal, or both, for one or more of the following items, in each case respectively to the extent above or below the Company’s three-year business plan on the date on which the Committee approved the Adjusted Return on Equity Goal (the “Three-Year Business Plan”), and in each case respectively to the extent the Committee determines in its informed judgment that a Significant Event has occurred that, separate and apart from any or all other Significant Events, has had an effect on Adjusted Return on Equity sufficient to change the Adjusted Return on Equity Performance Result otherwise determined by Standard Terms Section (c)(1) and this Performance Factor Appendix 1, including applicable rounding, by one percent or more. “Significant Event” means:
(1) the effect of accounting changes, including but not limited to adoption of accounting standards;
(2) the effect of business combinations;
(3) restructuring or related charges;
(4) nonrecurring tax benefits or charges, including but not limited to tax benefits resulting from reduction in valuation allowance originally established in equity in a prior period;
(5) common share issuances or repurchases and declared common shareholder dividends;
(6) catastrophe losses;
(7) the gain or loss associated with litigation and regulatory settlement or reserve charges;
(8) asbestos and environment reserve charges or releases;
(9) earnings from specified classes of non-coupon investments (outside of +/- 10% of the earnings on these investments in the Three-Year Business Plan); and/or
(10) the impact of other significant nonrecurring, infrequent, or unusual items.

Adjusted Return on Equity Component Performance Factor Determination
	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum
Adjusted Return on Equity Performance Result*	0% - 79%	80%	81% - 99%	100%	101% - 119%	120%	121% +
Component Performance Factor**	0%	25%	For each 1% the performance result is above 80%, add 3.75% to the threshold performance factor of 25%.	100%	For each 1% the performance result is above 100%, add 3.75% to the target performance factor of 100%.	175%	175%

Determination Examples
Adjusted Return on Equity Performance Result*	Component Performance Factor**
79%	0%
80%	25%
85%	43.75%
90%	62.50%
95%	81.25%
100%	100%
105%	118.75%
110%	137.50%
115%	156.25%
120%	175%
125%	175%

*The Adjusted Return on Equity Performance Result will be determined against the Adjusted Return on Equity Goal, expressed as a percentage rounded to the nearest whole percent.
**Notwithstanding presentation of hundredths of one percent, the Component Performance Factor determined by this Performance Factor Appendix 1 will be rounded to the nearest tenth of one percent (0.1%).

PERFORMANCE FACTOR APPENDIX 2
TO PERFORMANCE UNIT AGREEMENT
Total Shareholder Return Peer Companies

Aflac Inc.	Lincoln National Corp.
Allianz SE	Manulife Financial Corp.
Allstate Corp.	Principal Financial Grp Inc.
American International Group	Prudential Financial Inc.
AXA	Prudential PLC
Chubb Limited	Sun Life Financial Inc.
Dai-Ichi Life Insurance Co. Ltd.	Travelers Cos. Inc.
Globe Life Inc.	Unum Group
Hartford Financial Services	Zurich Financial Services
Legal & General Group

Changes to Total Shareholder Return Peer Companies
If the Committee determines in its informed judgment that a significant event has occurred that the Committee expects to have, or the Committee determines has had, a substantial effect on the business or Total Shareholder Return of any of the above peer companies, including by way of example events such as bankruptcies, insolvencies, delisting, and divestitures, mergers, acquisitions, or similar transactions in each case that significantly change the major markets or operational scope of the business, it will remove that peer company from the list of peer companies.

Total Shareholder Return Component Performance Factor Determination
	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum
Total Shareholder Return Performance Result*	0 - 24th %ile	25th %ile	26th - 49th %ile	50th %ile	51st -87.4th %ile	87.5th %ile	87.6th -99th %ile
Component Performance Factor**	0%	25%	For each %ile the performance result is above the 25th %ile, add 3% to the threshold performance factor of 25%.	100%	For each %ile the performance result is above the 50th %ile, add 2% to the target performance factor of 100%.	175%	175%

MetLife will be excluded in the array of peer group companies for purposes of calculating percentile ranking and Performance Result.

Determination Examples
Total Shareholder Return Performance Result*	Component Performance Factor**
24th %ile	0%
25th %ile	25%
30th %ile	40%
40th %ile	70%
50th %ile	100%
60th %ile	120%
70th %ile	140%
80th %ile	160%
87.5th %ile	175%
99th %ile	175%

*Notwithstanding presentation of hundredths of one percentile, the Total Shareholder Return Performance Result will be determined against Peer Companies expressed as a percentile rounded to the nearest whole percentile.
**The Component Performance Factor determined by this Performance Factor Appendix 2 will be rounded to the nearest tenth of one percent (0.1%).